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                                                                    EXHIBIT 21.1

Subsidiaries of eFunds


     A.   EFunds Corporation (Tustin), a California corporation

     B. Deluxe Payment Protection Systems, Inc., a Delaware corporation f/k/a Electronic Transaction Corporation

     C.   Chex Systems, Inc., a Minnesota corporation

     D.   Deluxe Analytical Research Technologies, Inc., a Minnesota corporation

     E. eFunds Canada, Inc., a Canadian corporation (Canada) f/k/a Deluxe Electronic Payment Systems Canada, Inc.

     F.   Deluxe Electronic Benefits, Inc., a Delaware corporation

     G. eFunds Holdings Ltd., a United Kingdom charter f/k/a DLX Holdings Limited f/k/a Paperdirect (Europe) Limited f/k/a Deluxe (UK) Limited f/k/a Deluxe (Europe) Limited f/k/a Meaujo (319) Limited

     H. eFunds International Limited, a United Kingdom charter f/k/a Deluxe Data International, Inc.
          f/k/a The Software Partnership Limited

     I.   Deluxe Overseas, Inc., a Minnesota corporation

     J. iDLX Corporation, a Minnesota corporatio f/k/a Deluxe Holdings (International), Inc.

     K. iDLX International B.V. (Netherlands), a private limited liability company of Amsterdam f/k/a Deluxe Holdings (Netherlands) B.V.

     L. iDLX Holdings N.V. (Netherlands), a limited liability company of Amsterdam.
          f/k/a HCL-Deluxe N.V.)

     M.   iDLX Technology Partners, Inc., a Delaware Corporation
          f/k/a HCL-Deluxe, Inc.
          f/k/a Deluxe-HCL, Inc.
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     N.   iDLX Technology Partners Private Limited (India), registered in India
          f/k/a HCL Deluxe Private Limited